Exhibit 99.1

LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT dated as of June 5, 2009 between FLAGSTONE REASSURANCE SUISSE SA, as the Company, and BNP PARIBAS, as the Issuing Bank

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SCHEDULES:

Schedule 4.12                  --          Subsidiaries
Schedule 4.13                  --          Capitalization
Schedule 4.14                  --          Indebteness
Schedule 4.16                  --          Insurance Licenses
Schedule 6.03                  --          Existing Liens

EXHIBITS:

Exhibit A                          --          Form of Notice of LC Request
Exhibit B                           --          Form of Account Control Agreement
Exhibit C                           --          Form of Borrowing Base Certificate
Exhibit D                           --          Form of Guaranty

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LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT

This Letter of Credit and Reimbursement Agreement (this “Agreement”), dated as of June 5, 2009, between Flagstone Reassurance Suisse SA, a société anonyme organized and existing under the laws of Switzerland (the “Company”), and BNP Paribas (“BNP” or, in its capacity as issuing bank, the “Issuing Bank”).

PRELIMINARY STATEMENTS:

WHEREAS, the Company has requested that the Issuing Bank provide, for the account of the Company, a revolving letter of credit facility on the terms and conditions set forth herein; and

WHEREAS, the Issuing Bank is willing to provide a revolving letter of credit facility on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and in order to induce the Issuing Bank to issue Letters of Credit (as hereinafter defined), the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.  Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account” means the securities account of the Company held at the Custodian with the Account Name:  Securities Custody Account, and Account Number G12040.

“Account Control Agreement” means the account control agreement, attached as Exhibit B attached hereto, dated the date hereof, among the Custodian, the Company and the Issuing Bank, as amended, restated, modified and/or supplemented and as in effect from time to time.

“Advance Rate” means, for any category of Cash or obligation or investment specified below in the column entitled “Cash and U.S. Government Securities”, the percentage set forth opposite such category of Cash or U.S. Government Securities below in the column entitled “Advance Rate” and, in each case, subject to the original term to maturity criteria set forth therein:

Cash and U.S.Government Securities:	Advance Rate:
Cash (Dollars only).	100%
U.S. Government Securities (with maturities of 2 years or less from the date of determination)	95%
U.S. Government Securities (with maturities of more than 2 years but less than 10 years from the date of determination)	90%
U.S. Government Securities (with maturities of more than 10 years from the date of determination)	85%
All other investments, obligations or securities.	0%

The value of U.S. Government Securities at any time shall be determined daily based on the marked-to-market value for such U.S. Government Securities provided by the Custodian.

“Affiliate” means, as to any Person, any Subsidiary of such Person and any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person and includes each officer or director or general partner or member of such Person, and (except as to the Guarantor) each Person who is the beneficial owner of 5% or more of any class of voting securities of such Person.  For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agency  Securities” means United States Dollar-denominated fixed rate, non-amortizing, non-mortgage-backed, senior debt book entry securities of fixed maturity issued directly by Government National Mortgage Association and rated Aaa by Moody’s and AAA by S&P.

“Applicable Insurance Regulatory Authority” means, when used with respect to any Regulated Insurance Company, (x) the insurance department or similar administrative authority or agency located in each state or jurisdiction (foreign or domestic) in which such Regulated Insurance Company is domiciled or (y) to the extent asserting regulatory jurisdiction over such Regulated Insurance Company, the insurance department, authority or agency in each state or jurisdiction (foreign or domestic) in which such Regulated Insurance Company is licensed, and shall include any Federal or national insurance regulatory department, authority or agency that may be created and that asserts insurance regulatory jurisdiction over such Regulated Insurance Company.

“Authorized Officer” means, as to any Person, the Chief Executive Officer, the President, the Chief Operating Officer, any Vice President, the Secretary, or the Financial Officer of such Person.

“Availability Period” means the period of time beginning on the Closing Date and ending on the Termination Date.

“Available Credit” means, as of any date, an amount equal to the difference between (a) the lesser of (i) the LC Commitment Amount and the (ii) the Borrowing Base, in each case, as of such date and (b) the sum of (i) the aggregate undrawn Stated Amounts of all Letters of Credit outstanding hereunder as of such date and (ii) the aggregate drawn but unreimbursed amount of all Letters of Credit as of such date.

“Bankruptcy Code” has the meaning assigned thereto in Section 7.01(e).

“Beneficiary” means the Person for whose benefit a Letter of Credit is issued hereunder.

“Bermuda Companies Law” means the Companies Act 1981 of Bermuda and other relevant Bermuda law.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowing Base” means, at any time, the aggregate amount of Cash and U.S. Government Securities held in the Account under the Account Control Agreement at such time multiplied in each case by the respective Advance Rates for Cash and such U.S. Government Securities; provided that all Cash and U.S. Government Securities in respect of any Borrowing Base shall only be included in such Borrowing Base to the extent same are subject to a first priority perfected security interest in favor of the Issuing Bank pursuant to the Account Control Agreement.

“Borrowing Base Certificate” means a Borrowing Base Certificate substantially in the form of Exhibit C attached hereto.

“Business Day” means a day of the year on which banks are not required or authorized to close in New York City.

“Capitalized Lease” means, as to the Loan Parties, any lease of property by such Person or any of their Subsidiaries as lessee which would be capitalized on a balance sheet of the Company prepared in conformity with GAAP.

“Capitalized Lease Obligations” means, as to the Loan Parties, the capitalized amount of all obligations of such Person or any of their Subsidiaries under Capitalized Leases, as determined on a consolidated basis in conformity with GAAP.

“Capital Markets Product” means, as to any Person, any security, commodity, derivative transaction or other financial product purchased, sold or entered into by such Person for the purpose of undertaking one or more risks assumed by such Person or any of its Subsidiaries in the ordinary course of business or managing one or more risks otherwise assumed by such Person or any of its Subsidiaries, including (i) any structured insurance product, catastrophe bond, rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option transaction, credit protection transaction, credit swap, credit default swap, credit default option, equity default swap, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sellback transaction, securities lending transaction, weather index transaction, emissions allowance transaction, or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions), (ii) which is a type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, recurrently entered into in the financial markets, (iii) any combination of the transactions referred to in clauses (i) and (ii) above and (iv) any master agreement relating to any of the transactions referred to in clauses (i), (ii) and (iii) above.

“Change of Control” means (x) during any period of two consecutive years, directors who at the beginning of such period constituted a majority of the Board of Directors of the Company (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office or (y) any “person” or “group” (as such terms are defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) shall become the beneficial owner, directly or indirectly of shares representing more than 51% of the aggregate voting power represented by the issued and outstanding capital stock of the Company.

“Closing Date” means the date on which each of the conditions precedent set forth in Article III have been satisfied.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning assigned thereto in Section 2.07.

“Company” has the meaning assigned thereto in the preamble.

“Consolidated Indebtedness” means, for any Person, as of any date of determination, all Indebtedness (other than (a) Indebtedness described in clause (i) of the definition thereof that does not constitute bonds, debentures, notes or similar instruments that are generally recourse with respect to the Guarantor and its Subsidiaries, (b) obligations in respect of undrawn letters of credit and (c) Indebtedness that is non-recourse with respect to such Person and its Subsidiaries) of such Person and its Subsidiaries.  For the avoidance of doubt, “Consolidated Indebtedness” shall not include Contingent Obligations of such Person or its Subsidiaries as an account party or applicant in respect thereof unless such Contingent Obligation supports an obligation that constitutes Indebtedness.

“Consolidated Net Worth” means, for any Person, as of any date of determination, the Net Worth of such Person and its Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP after appropriate deduction for any minority interests in subsidiaries including for the avoidance of doubt the aggregate principal amount of all outstanding preferred (including without limitation trust preferred) or preference securities or hybrid capital of the company and its subsidiaries; provided that the aggregate outstanding amount of such preferred or preference securities or hybrid capital of the company and its subsidiaries shall only be included in consolidated net worth to the extent such amount would be included in a determination of the consolidated net worth of such Person and its Subsidiaries under the applicable procedures and guidelines of S&P as of the date hereof.

“Consolidated Tangible Net Worth” means, for any Person, as of the date of any determination, Consolidated Net Worth of such Person and its Subsidiaries on such date less the amount of all intangible items included therein, including, without limitation, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, brand names and write-ups of assets (it being understood and agreed that in no event shall deferred acquisition costs or deferred taxes constitute intangible items for purposes of this definition).

“Consolidated Total Capital” means, for any Person, as of any date of determination the sum of (i) Consolidated Indebtedness and (ii) Consolidated Net Worth of such Person at such time.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness or Contractual Obligation of another Person, if the purpose or intent of such Person in incurring the such liability is to provide assurance to the obligee of such Indebtedness or Contractual Obligation that such Indebtedness or Contractual Obligation will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Indebtedness or Contractual Obligation will be protected (in whole or in part) against loss in respect thereof.  Contingent Obligations of a Person include, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of an obligation of another Person, and (b) any liability of such Person for an obligation of another Person through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another Person, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party or parties to an agreement, (iv) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such obligation or to assure the holder of such obligation against loss, or (v) to supply funds to or in any other manner invest in such other Person (including, without limitation, to pay for property or services irrespective of whether such property is received or such services are rendered), if in the case of any agreement described under subclause (i), (ii), (iii), (iv) or (v) of this sentence the primary purpose or intent thereof is as described in the preceding sentence.  The amount of any Contingent Obligation shall be equal to the lesser of (a) the amount of the obligation so guaranteed or otherwise supported and (b) any enforceable contractual limitation or other cap in respect of such Contingent Obligation.

“Contractual Obligation” of any Person means any obligation, agreement, undertaking or similar provision of any security issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding a Related Document) to which such Person is a party or by which it or any of its property is bound or to which any of its properties is subject.

“Credit Event” means the issuance of any Letter of Credit (or any increase of the Stated Amount thereof).

“Custodian” means JPMorgan Chase Bank, NA.

“Default” means any event which with the passing of time or the giving of notice or both would become an Event of Default.

“Default Rate” means a fluctuating interest rate equal to the sum of (i) 2.00% per annum plus (ii) the rate of interest announced from time to time by the Issuing Bank as its “prime rate”.

“Dividend” has the meaning assigned thereto in Section 6.07.

“Drawing Payment” has the meaning assigned thereto in Section 2.03(b).

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated and rulings issued thereunder.  Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Guarantor or any of its Subsidiaries or is under common control (within the meaning of Section 414(c) of the Code) with the Guarantor or any of its Subsidiaries.

“Event of Default” has the meaning assigned thereto in Section 7.01.

“Financial Officer” means, as to any Person, the chief financial officer, principal accounting officer, treasurer or controller thereof.

“Foreign Pension Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Fronting Arrangement” means an agreement or other arrangement by a Regulated Insurance Company pursuant to which an insurer or insurers agree to issue insurance policies at the request or on behalf of such Regulated Insurance Company and such Regulated Insurance Company assumes the obligations in respect thereof pursuant a Reinsurance Agreement or otherwise.

“GAAP” means generally accepted accounting principles in the United States of America or other jurisdiction where the Company or the Guarantor are incorporated (as applicable) as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board or other governing Accounting Boards in Switzerland or Bermuda (as applicable), or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Guarantee shall not include (w) endorsements of instruments for deposit or collection in the ordinary course of business, (x) obligations of any Regulated Insurance Company under Insurance Contracts, Reinsurance Agreements, Fronting Arrangements or Retrocession Agreements (including any Liens with respect thereto) and (y) obligations under indemnities incurred in the ordinary course of business or under stock purchase or asset purchase or sale agreements, or which do not cover Indebtedness of the type described in clauses (a) through (i) of the definition of Indebtedness.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantor” means Flagstone Reinsurance Holdings Limited, a reinsurance holding company organized and existing under the laws of Bermuda.

“Guaranty” means the Guaranty made by the Guarantor in favor of the Issuing Bank, substantially in the form of Exhibit D attached hereto.

“Indebtedness” of any Person means (without duplication) (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid and treated as interest expense under GAAP, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current ordinary course trade accounts payable), (f) all Indebtedness of other Persons secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; provided that the amount of Indebtedness of such Person shall be the lesser of (i) the fair market value of such property at such date of determination (determined in good faith by the Company) and (ii) the amount of such Indebtedness of such other Person, (g) all Contingent Obligations of such Person, (h) all Capital Lease Obligations of such Person, (i) all obligations (or to the extent netting is permitted under the applicable agreement governing such Capital Markets Products and such netting is limited with respect to the counterparty or counterparties of such agreement, all net termination obligations) of such Person under transactions in Capital Markets Products (including, without limitation, hedging, swap and other derivative transactions) and (j) all reimbursement obligations of such Person in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; provided that indebtedness shall not include any preferred (including without limitation trust preferred) or preference securities or hybrid capital to the extent such preferred or preference securities or hybrid capital would be treated as equity under the applicable procedures and guidelines of S&P as of the date hereof.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefore as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefore. For the avoidance of doubt, indebtedness shall not include (v) current trade payables (including current payables under insurance contracts and current reinsurance payables) and accrued expenses, in each case arising in the ordinary course of business, (w) obligations and guarantees of regulated insurance companies with respect to policies, (x) obligations and guarantees with respect to products underwritten by regulated insurance companies in the ordinary course of business, including insurance and reinsurance policies, annuities, performance and surety bonds, assumptions of liabilities and any related contingent obligations and (y) reinsurance agreements and fronting arrangements and guarantees thereof entered into by any Regulated Insurance Company in the ordinary course of business.

“Insurance Business” means one or more aspects of the business of selling, issuing or underwriting insurance or reinsurance.

“Insurance Contract” means any insurance contract or policy issued by a Regulated Insurance Company but shall not include any Reinsurance Agreement, Fronting Arrangement or Retrocession Agreement.

“Insurance Licenses” has the meaning assigned thereto in Section 4.16.

“Issuing Bank” has the meaning assigned thereto in the preamble.

“LC Commitment Amount” means $50,000,000.

“Legal Requirements” means all applicable laws, rules and regulations and interpretations thereof made by any governmental body or regulatory authority (including, without limitation, any Applicable Insurance Regulatory Authority) having jurisdiction over any Loan Party or any of their respective Subsidiaries.

“Letter of Credit” has the meaning assigned thereto in Section 2.01(a).

“Leverage Ratio” means, for any Person, as of any date of determination, the ratio of (i) Consolidated Indebtedness to (ii) Consolidated Total Capital of such Person at such time.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any Indebtedness or other obligation, including, without limitation, any conditional sale or other title retention agreement, the interest of a lessor under a Capitalized Lease Obligation, any financing lease having substantially the same economic effect as any of the foregoing, and the filing, under the UCC or comparable law of any jurisdiction, of any financing statement naming the owner of the asset to which such Lien relates as debtor.

“Loan Parties” means, collectively, the Company and the Guarantor.

“Margin Stock” has the meaning assigned thereto in Regulation U.

“Material Adverse Change” means a change that results in or causes, or has a reasonable likelihood of resulting in or causing, a Material Adverse Effect.

“Material Adverse Effect” means a material adverse effect on any of (a) the condition (financial or otherwise), business, performance, operations or properties of the Company and its Subsidiaries, taken as a whole, (b) the legality, validity or enforceability of any Related Document, (c) the perfection or priority of the Liens granted pursuant to the Related Documents, (d) the ability of the Loan Parties to repay the Obligations or of the Loan Parties to perform their obligations under any Related Document, or (e) the rights and remedies of the Issuing Bank under the Related Documents.

“Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) any Loan Party, any of their respective Subsidiaries or any of their respective ERISA Affiliates, and each such plan for the five year period immediately following the latest date on which such Loan Party, such Subsidiary or such ERISA Affiliate contributed to or had an obligation to contribute to such plan.

“Notice of LC Request” has the meaning assigned thereto in Section 2.01(b).

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Related Document or otherwise with respect to any Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization; and (d) with respect to a Bermuda limited liability company, the certificate of incorporation, memorandum of association and the bye-laws, and, if applicable, any certificate or articles of formation or organization of such entity; or in each case, the equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction.

“Participant” has the meaning assigned thereto in Section 8.07.

“Patriot Act” has the meaning assigned thereto in Section 8.15.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Indebtedness” means:

(a)  Indebtedness of the Company or any Subsidiary of the Company existing on the date hereof and listed on Schedule 4.14 and refinancings by the Company or such Subsidiary thereof; provided that the aggregate principal amount of any such refinancing Indebtedness is not greater than the aggregate principal amount of the Indebtedness being refinanced plus the amount of any premiums required to be paid thereon and fees and expenses associated therewith;

(b)  Indebtedness of the Company or any Subsidiary of the Company incurred in the ordinary course of business in connection with any Capital Markets Product;

(c)  any Indebtedness owed by Subsidiaries of the Company to the Company or any other Subsidiary of the Company or owed by the Company to any of its Subsidiaries;

(d)  Indebtedness in respect of purchase money obligations and Capital Lease Obligations of the Company or any Subsidiary of the Company, and refinancings thereof; provided that the aggregate principal amount of all such Capital Lease Obligations does not exceed at any time outstanding $10,000,000 at the time of incurrence of any new Indebtedness under this clause (d);

(e)  Indebtedness of the Company or any Subsidiary of the Company in respect of letters of credit issued to reinsurance cedents, or to lessors of real property in lieu of security deposits in connection with leases of the Company or any Subsidiary of the Company, in each case in the ordinary course of business;

(f)  Indebtedness of the Company or any Subsidiary of the Company incurred in the ordinary course of business in connection with workers’ compensation claims, self-insurance obligations, unemployment insurance or other forms of governmental insurance or benefits and pursuant to letters of credit or other security arrangements entered into in connection with such insurance or benefit;

(g)  Indebtedness arising from Guarantees made by the Company or any Subsidiary of the Company of Indebtedness of the type described in clauses (a) through (f) of this definition; and

(h)  without duplication, additional Indebtedness of the Company or any Subsidiary of the Company not otherwise permitted under clauses (a) through (g) of this definition which, when added to the aggregate amount of all outstanding obligations secured by liens incurred by the Company pursuant to Section 6.03(v), shall not exceed at any time outstanding 5% of Consolidated Net Worth of the Company at the time of incurrence of any new Indebtedness under this clause (h).

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust unincorporated association, joint venture, or other entity of whatever nature.

“Plan” means any pension plan as defined in Section 3(2) of ERISA and subject to Title IV of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) any Loan Party or any of their respective Subsidiaries or any of their respective ERISA Affiliates, and each such plan for the five year period immediately following the latest date on which such Loan Party, such Subsidiary or such ERISA Affiliates maintained, contributed to or had an obligation to contribute to such plan.

“Private Act” means separate legislation enacted in Bermuda with the intention that such legislation apply specifically to any Loan Party, in whole or in part.

“Protected Cell Company” means a Subsidiary that has created segregated accounts pursuant to the provisions of the Segregated Account Companies Act 2000 of Bermuda.

“Regulated Insurance Company” means the Company or any of its Subsidiaries, whether now owned or hereafter acquired, that is authorized or admitted to carry on or transact Insurance Business in any jurisdiction (foreign or domestic) and is regulated by any Applicable Insurance Regulatory Authority.

“Regulation T” means Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” means Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” means Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reinsurance Agreement” means any agreement, contract, treaty, certificate or other arrangement whereby any Regulated Insurance Company agrees to transfer, cede or retrocede to another insurer or reinsurer all or part of the liability assumed or assets held by such Regulated Insurance Company under a policy or policies of insurance issued by such Regulated Insurance Company or under a reinsurance agreement assumed by such Regulated Insurance Company.

“Related Documents” means this Agreement, the Account Control Agreement, the Guaranty, each Letter of Credit and any other agreement or instrument relating thereto.

“Relevant Country” means, as the context may require, Switzerland and Bermuda.

“Relevant Currency” has the meaning assigned thereto in Section 8.12(e).

“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By-laws or other organizational or governing documents of such Person, and all Federal, state, local and foreign laws, rules and regulations, and all orders, judgments, decrees or other determinations of any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Retrocession Agreement” means any agreement, contract, treaty or other arrangement whereby one or more insurers or reinsurers, as retrocessionaires, assume liabilities of reinsurers under a Reinsurance Agreement or other retrocessionaires under another Retrocession Agreement.

“SAP” means, with respect to any Regulated Insurance Company, the statutory accounting principles and accounting procedures and practices prescribed or permitted by the Applicable Insurance Regulatory Authority of the state or jurisdiction in which such Regulated Insurance Company is domiciled; it being understood and agreed that determinations in accordance with SAP for purposes of Article V, including defined terms as used therein, are subject (to the extent provided therein) to Section 1.03.

“Service of Process Agent” has the meaning assigned thereto in Section 8.12(b).

“Solvent” means, with respect to any Person, that the value of the assets of such Person (both at fair value and present fair saleable value) is, on the date of determination, greater than the total amount of liabilities (including, without limitation, contingent and unliquidated liabilities) of such Person as of such date and that, as of such date, such Person is able to pay all liabilities of such Person as such liabilities mature and does not have unreasonably small capital.  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stated Amount” means, with respect to each Letter of Credit, the total amount available to be drawn at any time under such Letter of Credit, as such amount may be adjusted in accordance with Section 2.01(f).

“Statutory Statements” means, with respect to any Regulated Insurance Company for any fiscal year, the annual or quarterly financial statements of such Regulated Insurance Company as required to be filed with the Insurance Regulatory Authority of its jurisdiction of domicile and in accordance with the laws of such jurisdiction, together with all exhibits, schedules, certificates and actuarial opinions required to be filed or delivered therewith.

“Subsidiary” means, with respect to any Person, any corporation, partnership or other business entity of which an aggregate of 50% or more of the outstanding securities having ordinary voting power to elect a majority of the board of directors, managers, trustees or other controlling persons, is, at the time, directly or indirectly, owned or controlled by such Person and/or one or more Subsidiaries of such Person (irrespective of whether, at the time, the Equity Interests of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

“Taxes” has the meaning assigned in Section 2.04(c).

“Termination Date” means the date that is 364 calendar days after the Closing Date.

“Treasury Securities” means United States Dollar-denominated senior debt book-entry securities of the United States of America issued directly by the U.S. Department of the Treasury and backed by full faith and credit of the United States of America but excluding derivatives of such securities and inflation linked securities and strips.

“UCC” means the Uniform Commercial Code, as in effect in any applicable jurisdiction.

“United States Dollars” means the lawful money of the United States of America.

“U.S. Government Securities” means Treasury Securities and Agency Securities.

“Wholly-Owned Subsidiary” of any Person means any Subsidiary of such Person to the extent all of the capital stock or other ownership interests in such Subsidiary, other than directors’ or nominees’ qualifying shares, is owned directly or indirectly by such Person.

SECTION 1.02.  Computation of Time Periods.  In this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

SECTION 1.03.  Accounting Terms.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP or SAP, as the case may be, as in effect from time to time.

ARTICLE II

AMOUNT AND TERMS OF THE LETTERS OF CREDIT

SECTION 2.01.  Issuance of the Letters of Credit.

(a)           Letter of Credit Facility.  Subject to the terms and the conditions set forth herein, the Issuing Bank shall issue one or more letters of credit (each, a “Letter of Credit”) for a duration of up to one (1) year from the issuance date at the request of the Company for the account of the Company from time to time on any Business Day during the Availability Period specified in a Notice of LC Request; provided, however, that the Issuing Bank shall not be under any obligation to issue any Letter of Credit hereunder if:

(i)           any order, judgment or decree of any governmental authority or arbitrator shall purport by its terms to enjoin or restrain the Issuing Bank from issuing such Letter of Credit or any requirement of law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction or reserve or capital requirement (for which the Issuing Bank is not otherwise compensated) not in effect on the Closing Date or result in any unreimbursed loss, cost or expense which was not applicable, in effect or known to the Issuing Bank as of the Closing Date and which the Issuing Bank in good faith deems material to it;

(ii)           on or prior to the Business Day prior to the requested date of issuance of such Letter of Credit, one or more of the applicable conditions contained in Article III hereof is not then satisfied;

(iii)           the amount of the Letter of Credit requested exceeds the Available Credit; or

(iv)           fees due and payable hereunder or under any of the other Related Documents have not been paid.

(b)           Letter of Credit Request.  In connection with the issuance of each Letter of Credit, the Company shall give the Issuing Bank (x) with respect to Letters of Credit to be issued on the Closing Date, at least one (1) Business Day’s prior written notice and (y) with respect to all other Letters of Credit, at least three (3) Business Days’ prior written notice, of the requested issuance of such Letter of Credit substantially in the form of Exhibit A hereto (a “Notice of LC Request”).  Such Notice of LC Request shall be irrevocable and shall specify (i) the Stated Amount of the Letter of Credit requested, which Stated Amount shall be denominated in United States Dollars, and shall not be less than $10,000 (or such lesser amount as the Issuing Bank may agree) or more than the Available Credit, (ii) the requested date of issuance of such requested Letter of Credit (which day shall be a Business Day), (iii) the date on which such Letter of Credit is to expire which is no later than one year from the date of issuance, (iv) the Beneficiary of such Letter of Credit, and (v) any other proposed terms of such Letter of Credit.  Such notice, to be effective, must be received by such Issuing Bank not later than 11:00 A.M. (New York City time) on the last Business Day on which notice can be given under the immediately preceding sentence.

(c)           Letter of Credit Issuance.  Subject to the terms and conditions of this Section 2.01 and provided that the applicable conditions set forth in Article III hereof are satisfied, the Issuing Bank shall, on the requested date, issue a Letter of Credit to the Beneficiary thereof on behalf of the Company in accordance with the Issuing Bank’s usual and customary business practices.

(d)           Limitations on Outstanding Letters of Credit.  At no time may the sum of (A) the aggregate undrawn Stated Amounts of the Letters of Credit plus (B) the drawn but unreimbursed amounts of Letters of Credit exceed the LC Commitment Amount.

(e)           Expiration Date of Letters of Credit.  The expiration date of each Letter of Credit issued hereunder shall be no later than the date that is one (1) year from the date of issuance thereof.

(f)           Stated Amount of Letters of Credit.  The Stated Amount of each Letter of Credit issued hereunder shall be reduced by the amount of any Drawing Payments made in respect thereof.

SECTION 2.02.  Fees.

(a)           The Company hereby agrees to pay to the Issuing Bank a fee with respect to each Letter of Credit equal to 0.35% per annum of the face amount of such Letter of Credit from the date of issuance to the expiration of such Letter of Credit.  Such fee shall be payable quarterly in arrears on the last Business Day of each fiscal quarter, and on the termination date of such Letter of Credit.

(b)           The Company hereby agrees to pay to the Issuing Bank a fee with respect to the amendment or transfer of each Letter of Credit and each drawing made thereunder, documentary and processing charges in accordance with the Issuing Bank’s standard schedule for such charges in effect at the time of amendment, transfer or drawing, as the case may be.

(c)           The Company hereby agrees to pay to the Issuing Bank a facility fee equal to 0.10% per annum on the LC Commitment Amount.  Such fee shall be payable quarterly in arrears on the last Business Day of each fiscal quarter, and on the Termination Date.

(d)           All payments required under this Section 2.02 shall be made by the remittance by the Company by wire transfer of immediately available funds in the amount of such payment.

(e)           Upon any failure of the Company to make any payment required under this Section 2.02, the Issuing Bank shall have, and the Company hereby acknowledges, the indisputable right to withdraw from the Account an amount equal to such payment, and pay such amount to the Issuing Bank without any further act or action on the part of the Company.

SECTION 2.03.  Reimbursement.

(a)           The Company shall reimburse the Issuing Bank for any amount drawn under any Letter of Credit, together with any and all reasonable charges and expenses which the Issuing Bank may pay or incur relative to such letter of credit drawing, immediately on the date on which the Issuing Bank makes any payment on any Letter of Credit (such payment by the Issuing Bank, a “Drawing Payment”), irrespective of any claim, set-off, defense or other right which the Company may have at any time against the Issuing Bank, the Beneficiary of such Letter of Credit or any other Person.  Such reimbursement shall be made either (i) by the remittance by the Company by wire transfer of immediately available funds in the amount of such Drawing Payment or (ii) at the direction of the Company, the withdrawal by the Issuing Bank of Collateral from the Account in the amount of such Drawing Payment.

(b)           Upon any failure of the Company to make the payment required to be made thereby in accordance with clause (a) above, the Issuing Bank shall have, and the Company hereby acknowledges, the indisputable right of the Issuing Bank to withdraw from the Account an amount equal to the unreimbursed Drawing Payment and payment of such amount to the Issuing Bank without any further act or action on the part of the Company.

(c)           Promptly following receipt of any draw request under a Letter of Credit, the Issuing Bank shall notify the Company thereof in writing.

SECTION 2.04.  Increased Costs.

(a)           If the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Issuing Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System) against letters of credit issued by or assets of, deposits with or for the account of the Issuing Bank or shall impose on the Issuing Bank any other condition regarding this Agreement or any Letter of Credit and the result of the foregoing shall be to increase the cost to the Issuing Bank of issuing or maintaining such Letter of Credit, then, within ten (10) business days after demand by the Issuing Bank, the Company shall pay to the Issuing Bank all additional amounts which are necessary to compensate the Issuing Bank for such increased cost incurred by the Issuing Bank.

(b)           If the Issuing Bank shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Issuing Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Issuing Bank’s capital as a consequence of its obligations hereunder to a level below that which the Issuing Bank could have achieved but for such adoption, change or compliance (taking into consideration the Issuing Bank’s policies with respect to capital adequacy) by an amount deemed by the Issuing Bank to be material, then within ten (10) business days after demand by the Issuing Bank, the Company shall pay to the Issuing Bank such additional amount or amounts as will compensate the Issuing Bank for such reduction.

(c)           All payments made by the Company under this Agreement shall be made free and clear of, and without reduction for or on account of, any stamp or other taxes, levies, imposts, duties, charges, fees, deductions, withholdings, restrictions or conditions of any nature whatsoever hereafter imposed, levied, collected, withheld or assessed by any country (or by any political subdivision or taxing authority thereof or therein), except for franchise taxes and changes in the rate of tax on the overall net income of the Issuing Bank (such nonexcluded taxes being called “Tax” or “Taxes”).  If any Taxes are required to be withheld from any amounts payable to the Issuing Bank, the amounts so payable to the Issuing Bank shall be increased to the extent necessary to yield to the Issuing Bank (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided that the Company shall not be obligated to pay such amounts if the Issuing Bank was not exempt (or eligible for a complete exemption) from withholding on the date hereof or with respect to any period in which the Issuing Bank has failed (i) to file any form or certificate that it was entitled to file which would have exempted the Issuing Bank from such Taxes or (ii) to take other action which would entitle the Issuing Bank to an exemption from such Taxes, if such action would not, in the reasonable judgment of the Issuing Bank, be otherwise disadvantageous to it.  Whenever any Tax is payable by the Company, as promptly as possible thereafter, the Company shall send the Issuing Bank a receipt or other evidence of payment thereof.

(d)           A certificate as to the nature of the occurrence giving rise to, and the calculation of, compensation to the Issuing Bank pursuant to clauses (a), (b) and (c) of this Section 2.04 above shall be submitted by the Issuing Bank to the Company and shall be conclusive (absent manifest error) as to the amount thereof.

(e)           The Company agrees that its obligations to pay compensation pursuant to this Section 2.04 shall inure to the benefit of each Participant and its successors with respect to its respective participation to the same extent as if such Participant or such successor were named instead of the Issuing Bank in this Section 2.04, provided that any certificate presented by the Issuing Bank on behalf of a Participant or its successor pursuant to Section 2.04 shall provide the identity of such Participant or its successor and an estimate of the total additional compensation which would be payable to such Participant or such successor on an annual basis.  The aggregate compensation payable by the Company to the Issuing Bank, each Participant and any of its successors shall not exceed the amount payable to the Issuing Bank if the Issuing Bank had not made any transfer.

SECTION 2.05.  Payments; Interest.

(a)           All payments by the Company to the Issuing Bank under this Article II shall be made in United States Dollars in immediately available funds to the Issuing, care of BNP Paribas RCC, Inc, New Port Tower, Suite 188, 525 Washington Boulevard, Jersey City, New Jersey 07310; provided that all payments made in respect of the fees specified in Section 2.02 shall be made at the Issuing Bank’s principal New York office, which at the date hereof is located at 787 Seventh Avenue, New York, New York 10019.  Whenever any payment under this Article II shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day, and any interest payable thereon shall be payable for such extended time at the specified rate.  Any payment not paid when due (as such payments may be extended pursuant to the immediately preceding sentence) shall bear interest at (i) with respect to reimbursement obligations for Drawing Payments, a rate per annum equal to the then applicable rate for the applicable Letter of Credit plus 2.00%, and (ii) all other amounts owing under the Related Documents, a rate per annum equal to the Default Rate.

(b)           Interest and fees payable under this Agreement shall be computed on the basis of a year of 360 days, and paid for the actual number of days lapsed (including the first day but excluding the last day).

SECTION 2.06.  Obligations Absolute.  The Obligations of the Company under this Agreement, any Related Document and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and such other agreement or instrument under all circumstances, including the following circumstances:

(a)           any lack of validity or enforceability of any Related Document;

(b)           any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Company in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the Related Documents (except, in the case of an effective amendment to, waiver of or consent to a departure from any provision of this Agreement, to the extent specified herein);

(c)           the existence of any claim, set-off, defense or other right that the Company may have at any time against the Beneficiary of any Letter of Credit (or any Persons for whom such Beneficiary may be acting), the Issuing Bank, or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the Related Documents or any unrelated transaction;

(d)           any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(e)           payment by the Issuing Bank under any Letter of Credit against presentation of a draft or document which does not comply with the terms of such Letter of Credit;

(f)           any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the Obligations of the Company in respect of any Letter of Credit; or

(g)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or a guarantor.

SECTION 2.07.  Grant of Security Interest.  To secure the timely payment in full in cash and performance of the Obligations hereunder, the Company does hereby assign, grant and pledge to, and subject to a continuing security interest in favor of, the Issuing Bank all the estate, right, title and interest of the Company in, to and under the Account, all funds from time to time credited thereto (including, without limitation, all cash equivalents, all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such funds, and all certificates and instruments, if any, from time to time representing or evidencing such Account) and any and all proceeds of the Account, whether now owned or hereafter existing or acquired (collectively, the “Collateral”), including (i) all rights of the Company to receive moneys due and to become due under or pursuant to the Collateral, (ii) all claims of the Company for damages arising out of or for breach of or default under the Account, (iii) all rights of the Company under the Account to enforce or execute any checks, or other instruments or orders, to file any claims and to take any action which may be necessary or advisable in connection with any of the foregoing, (iv) to the extent not included in the foregoing, all proceeds receivable or received when any and all of the foregoing Collateral is sold, collected, exchanged or otherwise disposed of, whether voluntarily or involuntarily, and (v) any and all additions and accessions to the Collateral, and all proceeds thereof, including proceeds of the conversion, voluntary or involuntary, of any of the foregoing into liquidated claims, including all awards, or of any judgments or settlements made in lieu thereof for damage to or diminution of the Collateral.

ARTICLE III

CONDITIONS OF ISSUANCE

SECTION 3.01.  Condition Precedent to Closing Date.  The obligation of the Issuing Bank to issue the initial Letters of Credit hereunder on the Closing Date is subject to the fulfillment, in a manner satisfactory to the Issuing Bank in its sole discretion, of the following conditions precedent:

(a)           the Issuing Bank shall have received on or before the Closing Date the following, each dated the Closing Date, in form and substance satisfactory to the Issuing Bank:

(i)           a certified copy of (A) the Organizations Documents of each Loan Party, certified as of a recent date by the Commercial Registry of Bas-Valais in Martigny, Switzerland, as far as the Company is concerned (or, in the case of the Guarantor, such equivalent thereof), together with a certificate of such official testifying to the good standing of the such Loan Party, (B) the resolutions of the board of directors (or equivalent) of each Loan Party approving each Related Document to which it is a party and the matters contemplated thereby, and (C) all other documents evidencing any other necessary corporate action;

(ii)           copies of all governmental and regulatory approvals, if any, necessary for each Loan Party to enter into the Related Documents to which it is a party and the transactions contemplated thereby;

(iii)           a certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the Authorized Officers of such Loan Party authorized to sign the Related Documents and the other documents to be delivered by it hereunder;

(iv)          a certificate signed by an Authorized Officer of each Loan Party, dated on the date hereof, stating that:

 (1)           the representations and warranties contained in each Related Document are true and correct on and as of the Closing Date; and

 (2)           no event has occurred and is continuing, or would result from such issuance, which constitutes a Default or Event of Default;

(v)           a counterpart of this Agreement duly executed on behalf of the Company;

(vi)          an original, fully executed copy of the Guaranty executed by the Guarantor for the benefit of the Issuing Bank;

(vii)         a written opinion of Edwards, Angell, Palmer & Dodge LLP, as special New York counsel to the Company;

(viii)        a written opinion of Schellenberg Wittmer, as special Swiss counsel to the Company;

(ix)           a written opinion of Edwards, Angell, Palmer & Dodge LLP,, as special New York counsel to the Guarantor;

(x)            a written opinion of Appleby, as special Bermuda counsel to the Guarantor;

(xi)           copies of (A) the unaudited consolidated financial statements of the Company as of December 31, 2008 (with audited financial statements for the fiscal year ending on such date to be delivered in accordance with Section 5.01(a)), and (B) the unaudited consolidated financial statements of the Company as of March 31, 2009;

(xii)            copies of (A) the audited consolidated financial statements of the Guarantor as of December 31, 2008, and (B) the unaudited consolidated financial statements of the Guarantor as of March 31, 2009; and

(xiii)            a letter from the Service of Process Agent, presently located at 111 Eighth Avenue, New York, New York 10011, United States of America, indicating its consent to its appointment by the Loan Parties and each of their respective Subsidiaries as their agent to receive service of process as specified in this Agreement.

(b)           the Account shall have been established by the Company with the Custodian and the Issuing Bank shall have received, on or before the Closing Date, the Account Control Agreement perfecting the Issuing Bank’s security interest in the Collateral;

(c)           all costs and accrued and unpaid fees and expenses (including, without limitation, legal fees and expenses) required to be paid to the Issuing Bank on or prior to the Closing Date shall have been paid in full;

(d)           Each Regulated Insurance Company which has a rating in effect on the Closing Date shall have an A.M. Best financial strength rating of at least “A-”.

SECTION 3.02.  Condition Precedent to Issuance of Letters of Credit.  The obligation of the Issuing Bank to issue any Letter of Credit hereunder (including the initial Letters of Credit issued hereunder) is subject to satisfaction of each of the following conditions precedent:

(a)           the receipt by the Issuing Bank of the following, each in form satisfactory to the Issuing Bank in its sole discretion:

(i)           a Notice of LC Request in accordance with Section 2.01(b); and

(ii)           a certificate of an authorized officer of the Company certifying to the following:  (A) all representations and warranties set forth in this Agreement and in each of the other Related Documents are true and correct in all respects both before and after giving effect to such issuance, and (B) there exists no Default or Event of Default and the Company is in compliance with all covenants set forth in this Agreement and in each of the other Related Documents;

(b)           the Company shall have paid to the Issuing Bank all fees and expenses due and payable on or prior to the date of such issuance; and

(c)           the Company shall have provided to the Issuing Bank such other documents, instruments, approvals or opinions as the Issuing Bank may reasonably request.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Issuing Bank that:

SECTION 4.01.  Corporate Status.  Each Loan Party and each of their respective Subsidiaries (i) is a duly organized and validly existing corporation or business trust or other entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage, and (ii) has been duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except, in the case of this clause (ii), where the failure to be so qualified, authorized or in good standing could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

SECTION 4.02.  Corporate Power and Authority.  Each Loan Party has the corporate power and authority to execute, deliver and carry out the terms and provisions of the Related Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of such Related Documents.  Each Loan Party has duly executed and delivered each Related Document to which it is a party and each such Related Document constitutes the legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally and general principles of equity regardless of whether enforcement is sought in a proceeding in equity or at law.

SECTION 4.03.  No Contravention of Laws, Agreements or Organizational Documents.  Neither the execution, delivery and performance by any Loan Party of the Related Documents to which it is a party nor compliance with the terms and provisions thereof, nor the consummation of the transactions contemplated therein, (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (other than Liens in favor the Issuing Bank pursuant to the Account Control Agreement) upon any of the property or assets of any Loan Party or any of their respective Subsidiaries pursuant to the terms of, any indenture, mortgage, deed of trust, loan agreement, credit agreement or any other material instrument to which such Loan Party or such Subsidiary is a party or by which it or any of its property or assets are bound or to which it may be subject or (iii) will violate any provision of the certificate of incorporation, by-laws or other organizational documents of such Loan Party or such Subsidiary.

SECTION 4.04.  Litigation and Contingent Liabilities.  There are no actions, suits or proceedings pending or threatened in writing involving any Loan Party or any of their respective Subsidiaries (including, without limitation, with respect to this Agreement or any other Related Document) that have had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

SECTION 4.05.  Use of Proceeds; Margin Regulations.  (a)  All Letters of Credit shall be used to support permitted obligations of the Company incurred in connection with its reinsurance business.

(b)           Neither the issuance of any Letter of Credit hereunder, nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulation T, U or X and no part of the proceeds of any Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock.

SECTION 4.06.  Approvals.  Any order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any foreign or domestic governmental or public body or authority, or any subdivision thereof, which is required to authorize or is required in connection with (i) the execution, delivery and performance of any Related Document by a Loan Party or (ii) the legality, validity, binding effect or enforceability of any Related Document against the Loan Parties, has been obtained and is in full force and effect.

SECTION 4.07.  Investment Company Act.  No Loan Party nor any of their respective Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 4.08.  True and Complete Disclosure; Projections and Assumptions.  All factual information (taken as a whole) heretofore or contemporaneously furnished by the Company or any of its Subsidiaries to the Issuing Bank (including, without limitation, all information contained in the Related Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other factual information (taken as a whole with all other such information theretofore or contemporaneously furnished) hereafter furnished by any such Persons to the Issuing Bank will be, true and accurate in all material respects on the date as of which such information is dated and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided; provided that, with respect to projections, the Company represents only that the projections contained in such materials are based on good faith estimates and assumptions believed by the Company to be reasonable and attainable at the time made, it being recognized by the Issuing Bank that such projections as to future events are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the Company’s control and that actual results during the period or periods covered by any such projections may differ from the projected results.

SECTION 4.09.  Financial Condition; Financial Statements.  (a)(i) The audited consolidated balance sheet of the Company for the fiscal year ended December 31, 2008 and the related consolidated statements of income, shareholders’ equity and cash flows, reported on by Deloitte Touche Tohmatsu or one of its member firms, and the unaudited consolidated balance sheet of the Company for its fiscal quarter ended March 31, 2009 and the related consolidated statements of income, shareholders’ equity and cash flows, and (ii) the audited consolidated balance sheet of the Guarantor for the fiscal year ended December 31, 2008 and the related consolidated statements of income, shareholders’ equity and cash flows, reported on by Deloitte Touche Tohmatsu or one of its member firms, and the unaudited consolidated balance sheet of the Company for its fiscal quarter ended March 31, 2009 and the related consolidated statements of income, shareholders’ equity and cash flows, in each case, copies of which have been delivered to the Issuing Bank, fairly present in all material respects, in each case in conformity with GAAP, consistently applied, the consolidated financial position of the applicable Loan Party and its Subsidiaries as of such dates and their consolidated results of operations and cash flows for such periods stated (subject, in the case of the aforementioned quarterly financial statement to normal year-end audit adjustments and the absence of full footnote disclosure).

(b)           Since December 31, 2008, nothing has occurred which has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(c)           Except (i) for the Letters of Credit, (ii) as set forth in the unaudited consolidated balance sheet (including the footnote disclosures thereto) of the Company for its fiscal quarter ended March 31, 2009, (iii) liabilities incurred in the ordinary course of business after December 31, 2008 or (iv) as set forth on Schedule 4.14, on the Closing Date, there are no material liabilities of the Company and its Subsidiaries.

(d)           On and as of the Closing Date, on a pro forma basis after giving effect to the Transaction, (i) the fair valuation of all of the assets of (x) the Company (on an individual basis) and (y) the Company and its Subsidiaries taken as a whole will, in each case, exceed its debts, (ii) the Company shall not have incurred or intended to incur debts beyond its ability to pay such debts as such debts mature and (iii) the Company shall not have unreasonably small capital with which to conduct its business as conducted on the Closing Date.  For purposes of this Section 4.09, “debt” means any liability on a claim, and “claim” means any (i) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

SECTION 4.10.  Tax Returns and Payments.  The Company and each of its Subsidiaries (i) have timely filed or caused to be timely filed with the appropriate taxing authority (taking into account any applicable extension within which to file) all material income and other material tax returns (including any statements, forms and reports), domestic and foreign, required to be filed by the Company or such Subsidiary, and (ii) have timely paid or caused to have timely paid all material taxes payable by them which have become due and assessments which have become due, except for those contested in good faith and adequately disclosed and for which adequate reserves have been established in accordance with GAAP.  There is no action, suit, proceeding, investigation, audit or claim now pending or, to the best knowledge of the Company or its Subsidiaries, proposed or threatened by any authority regarding any income taxes or any other taxes relating to the Company or its Subsidiaries, which could individually or in the aggregate reasonably be expected to have a Material Adverse Effect.  As of the Closing Date, neither the Company nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of the Company or any of its Subsidiaries.  No tax Liens have been filed and no claims are pending or, to the best knowledge of the Company or its Subsidiaries, proposed or threatened with respect to any taxes, fees or other charges for any taxable period, except for Liens permitted under Section 6.03 and claims which could not reasonably be expected to have a Material Adverse Effect.

SECTION 4.11.  Compliance with ERISA.  (a)  Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, the Company or its Subsidiaries and ERISA Affiliates (i) have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance with the applicable provisions of ERISA and the Code, and (ii) have not incurred any liability to the PBGC or any Plan or Multiemployer Plan (other than to make contributions in the ordinary course of business).

(b)           Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, (i) each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, (ii) all contributions required to be made with respect to a Foreign Pension Plan have been timely made, (iii) neither the Company nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan and (iv) the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan that is required to be funded, determined as of the end of the Company’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.

SECTION 4.12.  Subsidiaries.  (a)  Set forth on Schedule 4.12 is a complete and correct list of all of the Subsidiaries of the Company as of the Closing Date, together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding direct ownership interests in such Subsidiary and (iii) the percentage ownership of such Subsidiary represented by such ownership interests.  Except as disclosed on Schedule 4.12, as of the Closing Date, the Company and each of its Subsidiaries owns, free and clear of Liens, and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it on Schedule 4.12.

(b)           As of the Closing Date, there are no restrictions on the Company or any of its Subsidiaries which prohibit or otherwise restrict the transfer of cash or other assets from any such Subsidiary to the Company, other than (i) prohibitions or restrictions existing under or by reason of this Agreement or the other Related Documents, (ii) prohibitions or restrictions existing under or by reason of Legal Requirements, (iii) prohibitions and restrictions permitted by Section 6.11 and (iv) other prohibitions or restrictions which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.13.  Capitalization.  As of the Closing Date, (i) the authorized capital stock of the Guarantor consists of 150,000,000 common shares, $0.01 par value per share, 84,864,844 of which shares were issued and outstanding as of March 31, 2009 and; and (ii) the authorized capital stock of the Company consists of 72,974,417 common shares with a par value of CHF 1 per share, all of which shares are issued, fully paid-in and outstanding.  As of the Closing Date, neither the Guarantor nor any of the Company’s Subsidiaries has outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock except for options, warrants and grants outstanding in the aggregate amounts set forth on Schedule 4.13.

SECTION 4.14.  Indebtedness.  Neither the Company nor any of its Subsidiaries have any Indebtedness on the Closing Date other than (i) the Letters of Credit and (ii) the Indebtedness listed on Schedule 4.14.

SECTION 4.15.  Compliance with Statutes, etc.  The Company and each of its Subsidiaries is in compliance with all applicable statutes, regulations, rules and orders of, and all applicable restrictions imposed by, and has filed or otherwise provided all material reports, data, registrations, filings, applications and other information required to be filed with or otherwise provided to, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable environmental laws), except where the failure to comply or file or otherwise provide could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  All required regulatory approvals are in full force and effect on the date hereof, except where the failure of such approvals to be in full force and effect could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

SECTION 4.16.  Insurance Licenses.  Schedule 4.16 lists with respect to each Regulated Insurance Company, as of the Closing Date, all of the jurisdictions in which such Regulated Insurance Company holds licenses (including, without limitation, licenses or certificates of authority from Applicable Insurance Regulatory Authorities), permits or authorizations to transact insurance and reinsurance business (collectively, the “Insurance Licenses”), and indicates the type or types of insurance in which each such Regulated Insurance Company is permitted to be engaged with respect to each Insurance License therein listed.  There is (i) no such Insurance License that is the subject of a proceeding for suspension, revocation or limitation or any similar proceedings, (ii) no sustainable basis for such a suspension, revocation or limitation, and (iii) no such suspension, revocation or limitation threatened by any Applicable Insurance Regulatory Authority, that, in each instance under (i), (ii) and (iii) above, has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  As of the Closing Date, no Regulated Insurance Company transacts any insurance business, directly or indirectly, in any jurisdiction other than those listed on Schedule 4.16, where such business requires any Insurance License of an Applicable Insurance Regulatory Authority or such jurisdiction.

SECTION 4.17.  Insurance Business.  All insurance policies issued by any Regulated Insurance Company are, to the extent required under applicable law, on forms approved by the insurance regulatory authorities of the jurisdiction where issued or have been filed with and not objected to by such authorities within the period provided for objection, except for those forms with respect to which a failure to obtain such approval or make such a filing without it being objected to, could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

SECTION 4.18.  Security Documents.  The Account Control Agreement creates, as security for the obligations hereunder of the Company, valid and enforceable security interests in and Liens on all of the Collateral, superior to and prior to the rights of all third persons and subject to no other Liens.  No filings or recordings are required in order to ensure the enforceability, perfection or priority of the security interests created hereunder or under the Account Control Agreement, except for filings or recordings which shall have been previously made.

SECTION 4.19.  Properties; Liens.  (a)  The Company and each its Subsidiaries have good title to, or valid leasehold interests in, all real and personal property material to their respective businesses.  There exists no Lien (including any Lien arising out of any attachment, judgment or execution), nor any segregation or other preferential arrangement of any kind, on, in or with respect to any of the property of the Loan Parties or any of their respective Subsidiaries, in each case except as expressly permitted by Section 6.03.

(b)           The Company and each its Subsidiaries own, or are licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to their respective business, and the use thereof by the Company or such Subsidiary, as applicable, does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.20.  Solvency.  On the Closing Date and upon the occurrence of each Credit Event, both before and after giving effect thereto, (i) the Company, taken individually, and (ii) the Company and its Subsidiaries, taken as a whole, are, in each case, Solvent.

SECTION 4.21.  Certain Insurance Regulations, Orders, Consents, etc.  Without limiting the generality of any provision contained in this Agreement, immediately after giving effect to the pledging of any asset hereunder or under the Account Control Agreement, each Credit Event (and the satisfaction of all Borrowing Base requirements in connection therewith), the Company will be in compliance with the applicable provisions of any insurance law, statute, rule, regulation or order of any governmental agency, public body or authority, or any subdivision thereof, regulating the activities of the Company with respect to any limitations on Liens granted on any Collateral by the Company to the Issuing Bank to the extent the Company is subject thereto and any other similar law, regulation, order or statute of any other jurisdiction to which the Company is subject; provided that such failure to comply could adversely affect the validity, perfection or priority of any such Lien or the rights or remedies of the Issuing Bank or the ability of the Company to perform their respective obligations to the Issuing Bank under this Agreement or any other Related Document.

SECTION 4.22.  License under the Swiss Insurance Supervision Act (ISA).  Without limiting the generality of any provision contained in this Agreement, the Company validly holds a license to transact reinsurance business in accordance with Article 3 of the Swiss Insurance Supervision Act (ISA) of December 17, 2004.  The Company meets the requirements and conditions of Chapter 2, Section 2 of ISA regarding the holding of such license. The Company’s reinsurance business has been executed and transacted in accordance with the provisions of Chapter 3 of ISA, subject, however, to the specific limitations applying to reinsurance companies.

ARTICLE V

AFFIRMATIVE COVENANTS OF THE COMPANY

SECTION 5.01.  Information Covenants.  The Company shall furnish to the Issuing Bank:

(a)           Annual Financial Statements.  As soon as available and in any event within (i) ninety (90) days after the close of each fiscal year of the Guarantor and (ii) one hundred thirty five (135) days after the close of each fiscal year of the Company, the consolidated balance sheet of such Loan Party and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, changes in shareholders’ equity and cash flows of such Loan Party and its Subsidiaries for such fiscal year, setting forth in comparative form the consolidated figures for the previous fiscal year, all in reasonable detail and accompanied by a report thereon of Deloitte Touche Tohmatsu or one of its member firms or other independent public accountants of recognized national standing selected by such Loan Party, which report shall state that such consolidated financial statements present fairly in all material respects the consolidated financial position of such Loan Party and its Subsidiaries as at the dates indicated and their consolidated results of operations and cash flows for the periods indicated in conformity with GAAP and that the audit by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards.

(b)           Quarterly Financial Statements.   As soon as available and in any event within forty-five (45) days after the close of each of the first three quarterly accounting periods in each fiscal year of each Loan Party, consolidated balance sheets of such Loan Party and its Subsidiaries as at the end of such period and the related consolidated statements of income, changes in shareholders’ equity and cash flows of such Loan Party and its Subsidiaries for such period and (in the case of the second and third quarterly periods) for the period from the beginning of the current fiscal year to the end of such quarterly period, setting forth in each case in comparative form the consolidated figures for the corresponding periods of the previous fiscal year, all in reasonable detail and certified by the chief financial officer of such Loan Party as presenting fairly in all material respects, in accordance with GAAP, the information contained therein, subject to changes resulting from normal year-end audit adjustments and the absence of full footnote disclosure.

(c)           Officer’s Certificates.  At the time of the delivery of the financial statements provided for in Sections 5.01(a) and (b), a certificate of a Financial Officer of the Company to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth the calculations required to establish whether the Company and its Subsidiaries were in compliance with the provisions of Sections 6.09 and 6.10, as at the end of such fiscal year or quarter, as the case may be.

(d)           Notice of Default or Litigation.  (x)  Within five (5) Business Days after any Loan Party becomes aware of the occurrence of any Default and/or any event or condition constituting, or which could reasonably be expected to have, a Material Adverse Effect, a certificate of an Authorized Officer of the Company setting forth the details thereof and the actions which the Loan Parties are taking or proposes to take with respect thereto and (y) promptly after any Loan Party knows of the commencement thereof, notice of any litigation, dispute or proceeding involving a claim against such Loan Party and/or any Subsidiary thereof which claim could reasonably be expected to have a Material Adverse Effect.

(e)           Other Statements and Reports.  Promptly upon the mailing thereof to the security holders of any Loan Party generally, copies of all financial statements, reports and proxy statements so mailed.

(f)           SEC Filings.  Promptly upon the filing thereof, copies of (or, to the extent same is publicly available via the SEC’s “EDGAR” filing system, written notification of the filing of) all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual or quarterly reports which any Loan Party shall have filed with the SEC or any national securities exchange.

(g)           Insurance Reports and Filings.

(i)           Promptly after the filing thereof, a copy of each Statutory Statement filed by each Regulated Insurance Company.

(ii)           Promptly following the delivery or receipt, as the case may be, by any Regulated Insurance Company or any of their respective Subsidiaries, copies of (a) each material registration, filing or submission made by or on behalf of any Regulated Insurance Company with any Applicable Insurance Regulatory Authority, except for policy form or rate filings, (b) each material examination and/or audit report submitted to any Regulated Insurance Company by any Applicable Insurance Regulatory Authority, (c) all material information which the Issuing Bank may from time to time request with respect to the nature or status of any deficiencies or violations reflected in any examination report or other similar report, and (d) each material report, order, direction, instruction, approval, authorization, license or other notice which any Regulated Insurance Company may at any time receive from any Applicable Insurance Regulatory Authority.

(iii)           As soon as available and in any event within one hundred-twenty (120) days after the end of each fiscal year of each Loan Party, a report by an independent actuarial consulting firm of recognized national standing reviewing the adequacy of loss and loss adjustment expense reserves as at the end of the last fiscal year of such Loan Party and its Subsidiaries on a consolidated basis, determined in accordance with SAP and stating that the Regulated Insurance Companies have maintained adequate reserves, it being agreed that in each case such independent firm will be provided access to or copies of all relevant valuations relating to the insurance business of each such Regulated Insurance Company in the possession of or available to such Loan Party or its Subsidiaries.

(iv)           Promptly following notification thereof from a Governmental Authority, notification of the suspension, limitation, termination or non-renewal of, or the taking of any other materially adverse action in respect of, any material Insurance License.

(h)           Borrowing Base Certificate.  (i) No later than 11:00 A.M. (New York City time) on each Business Day, a computer generated account statement with respect to the Account from the Custodian (including a daily mark-to-market valuation of the Collateral) and (ii) no later than the tenth (10th) Business Day of each month, a Borrowing Base Certificate from the Company as of the last day of the immediately preceding month, executed by an Authorized Officer of the Company.

(i)           Other Information.  With reasonable promptness, such other information or existing documents (financial or otherwise) as the Issuing Bank may reasonably request from time to time.

SECTION 5.02.  Books, Records and Inspections.  The Company shall, and shall cause each of its Subsidiaries to, (i) keep proper books of record and account in which full, true and correct entries in conformity with GAAP or SAP, as applicable, shall be made of all dealings and transactions in relation to its business and activities; and (ii) permit representatives of the Issuing Bank (at the Issuing Bank’s expense prior to the occurrence of an Event of Default and at the Company’s expense after an Event of Default has occurred and is continuing) to visit and inspect any of their respective properties, to examine their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, in each case at such reasonable times (which shall be, unless an Event of Default has occurred and is continuing, during business hours, upon reasonable prior notice to the Company) and as often as may reasonably be desired.  The Company agrees to cooperate and assist, and to cause each of its Subsidiaries to cooperate and assist, in such visits and inspections.

SECTION 5.03.  Insurance.  The Company shall, and shall cause each of its Subsidiaries to, maintain (either in the Company’s name or in such other Person’s own name) with financially sound and reputable insurance companies, insurance on all their property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or similar businesses.

SECTION 5.04.  Payment of Taxes.  The Company shall, and shall cause each of its Subsidiaries to, pay and discharge all income taxes and all other material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case, on a timely basis prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Company or any of its Subsidiaries; provided that neither the Company nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

SECTION 5.05.  Maintenance of Existence.  The Company shall, and shall cause each of its Subsidiaries to, maintain its existence; provided that the Company shall not be required to maintain the existence of any of its Subsidiaries if the Company shall determine in good faith that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries taken as a whole.  The Company shall, and shall cause each of its Subsidiaries to, qualify and remain qualified, as a foreign corporation in each jurisdiction where the Company or such Subsidiary, as applicable, is required to be qualified, except in those jurisdictions in which the failure to receive or retain such qualifications would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

SECTION 5.06.  Compliance with Statutes, etc.  The Company shall, and shall cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls) other than those the non-compliance with which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

SECTION 5.07.  ERISA.  Promptly after any Loan Party, any of their respective Subsidiaries or, in the case of clauses (a) through (e) below, any of its ERISA Affiliates knows or has reason to know that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan or Foreign Pension Plan has occurred or exist, the Company shall deliver to the Issuing Bank a certificate of an Authorized Officer of the Company setting forth details in respect of such event or condition and the action if any, that such Loan Party, such Subsidiary or such ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to the PBGC or an applicable foreign governmental agency by such Loan Party, such Subsidiary or such ERISA Affiliate with respect to such event or condition):

(a)           any reportable event, as defined in subsections (c)(1), (2), (5) and (6), and subsection (d)(2) of Section 4043 of ERISA and the regulations issued thereunder, with respect to a Plan;

(b)           the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan under a distress termination or the distress termination of any Plan;

(c)           the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by any Loan Party, any of their respective Subsidiaries or any of its ERISA Affiliates of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan which could reasonably be expected to result in a liability to such Loan Party or any of its Subsidiaries in excess of $10,000,000.

(d)           the receipt by any Loan Party, any of their respective Subsidiaries or any of its ERISA Affiliates of notice from a Multiemployer Plan that such Loan Party, any of its Subsidiaries or any of its ERISA Affiliates has incurred withdrawal liability under Section 4201 of ERISA in excess of $15,000,000 or that such Multiemployer Plan is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA whereby a deficiency or additional assessment is levied or threatened to be levied in excess of $10,000,000 against such Loan Party, any of its Subsidiaries or any of its ERISA Affiliates;

(e)           the institution of a proceeding by a fiduciary of any Plan or Multiemployer Plan against any Loan Party, any of their respective Subsidiaries or any of its ERISA Affiliates to enforce Section 515 or 4219(c)(5) of ERISA asserting liability in excess of $10,000,000, which proceeding is not dismissed within 30 days; and

(f)           that any material contribution required to be made with respect to a Foreign Pension Plan has not been timely made, or that any Loan Party or any of their respective Subsidiaries may incur any material liability pursuant to any Foreign Pension Plan (other than to make contributions in the ordinary course of business).

SECTION 5.08.  Maintenance of Property.  The Company shall, and shall cause each of its Subsidiaries to, maintain all of their properties and assets in good condition, repair and working order, ordinary wear and tear excepted, except where failure to maintain the same would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

SECTION 5.09.  Maintenance of Licenses and Permits.  The Company shall, and shall cause each of its Subsidiaries to, maintain all permits, licenses and consents as may be required for the conduct of its business by any state, federal or local government agency or instrumentality, except where failure to maintain the same would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

SECTION 5.10.  End of Fiscal Years; Fiscal Quarters.  The Company shall cause (i) each of its Subsidiaries’ fiscal years to end on December 31 of each year and (ii) each of its Subsidiaries’ fiscal quarters to end on dates which are consistent with a fiscal year end as described above.

SECTION 5.11.  Borrowing Base Requirement.  Subject to Section 2.01, the Company shall at all times cause its Borrowing Base to equal or exceed the sum of (A) the aggregate undrawn Stated Amounts of the Letters of Credit plus (B) the drawn but unreimbursed amounts of Letters of Credit, outstanding at such time.

SECTION 5.12.  Further Assurances.  The Company shall promptly and duly execute and deliver to the Issuing Bank such documents and assurances and take such further action as the Issuing Bank may from time to time reasonably request in order to carry out more effectively the intent and purpose of the Related Documents and to establish, protect and perfect the rights and remedies created or intended to be created in favor of the Issuing Bank pursuant to the Related Documents.

ARTICLE VI

NEGATIVE COVENANTS OF THE COMPANY

SECTION 6.01.  Changes in Business.  The Company will not, and will not permit any of its Subsidiaries to, engage (directly or indirectly) in any business other than (a) businesses in which they are engaged as of the Closing Date and reasonable extensions thereof, (b) other specialty insurance and structured risk insurance and reinsurance product lines, and (c) and other businesses that are complementary or reasonably related thereto and the conduct of business incidental thereto, including political risk products, financial guaranty products, trade credit risk products, life surplus relief products, closed block mortality risk products and life settlement products.

SECTION 6.02.  Consolidations, Mergers, Sales of Assets and Acquisitions.  (a)  The Company will not, and will not permit any of its Subsidiaries to, consolidate or merge with or into any other Person; provided that (i) the Company may merge with another Person, if (x) the Company is the entity surviving such merger and (y) immediately after giving effect to such merger, no Default or Event of Default shall have occurred and be continuing, (ii) any Subsidiary may merge with another Person, if (x) such Subsidiary is the entity surviving such merger and (y) immediately after giving effect to such merger, no Default or Event of Default shall have occurred and be continuing, and (iii) Wholly-Owned Subsidiaries of the Company may merge with one another.  In addition, the Company will not and will not permit any of its Subsidiaries to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, all or substantially all of its properties or assets, tangible or intangible, except (I) such dispositions by the Company or any of its Subsidiaries of any of their respective properties or assets to the Company or any Wholly-Owned Subsidiary of the Company and (II) sales, transfers or other dispositions of the assets of any Subsidiary which in the aggregate do not exceed in any fiscal year of the Company 5% or more of the lesser of the book or fair market value of the property and assets of the Company determined on a consolidated basis as of the last day of the previous fiscal year of the Company.

(b)           The Company will not, and will not permit any of its Subsidiaries to, acquire all or substantially all of the capital stock or assets of another Person unless at such time and immediately after giving effect thereto no Default or Event of Default exists or would result therefrom.

SECTION 6.03.  Liens.  The Company will not, and will not permit any of its Subsidiaries to, permit, create, assume, incur or suffer to exist any Lien on any asset tangible or intangible now owned or hereafter acquired by it, except:

(a)           Liens existing on the Closing Date and listed on Schedule 6.03;

(b)           Liens securing repurchase agreements constituting a borrowing of funds by the Company and its Subsidiaries in the ordinary course of business for liquidity purposes and in no event for a period exceeding ninety (90) days in each case;

(c)           Liens arising pursuant to purchase money mortgages, capital leases or security interests securing Indebtedness representing the purchase price (or financing of the purchase price within ninety (90) days after the respective purchase) of assets acquired by the Company or any of its Subsidiaries;

(d)           Liens on any asset of any Person existing at the time such Person is merged or consolidated with or into the Company and its Subsidiaries or at the time of acquisition of such asset by the Company or such Subsidiary and not created in contemplation of such event;

(e)           Liens securing obligations owed by the Company to any of its Subsidiaries or owed by any Subsidiary of the Company to the Company or another Subsidiary of the Company, in each case solely to the extent that such Liens are required by an Applicable Insurance Regulatory Authority for such Person to maintain such obligations;

(f)           Liens securing insurance or reinsurance obligations of Subsidiaries of the Company owed by any Subsidiary of the Company to the Company or any Subsidiary of the Company, in each case solely to the extent that such Liens are required or requested by rating agencies, regulatory agencies, clients or brokers for such Person to maintain such insurance or reinsurance obligations;

(g)           Liens on investments and cash balances of any Regulated Insurance Company securing obligations of such Regulated Insurance Company in respect of trust or similar arrangements formed, letters of credit issued or funds withheld balances established, in each case, in the ordinary course of business for the benefit of policyholders or cedents to secure insurance or reinsurance recoverables owed to them by such Regulated Insurance Company;

(h)           Inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(i)           Liens in respect of property or assets of the Company or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of the Company’s or such Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of the Company or such Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(j)           Licenses, sublicenses, leases, or subleases granted to other Persons not materially interfering with the conduct of the business of the Company or any of its Subsidiaries;

(k)           easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of the Company or any of its Subsidiaries;

(l)           Liens arising out of the existence of judgments or awards not constituting an Event of Default under Section 7.01(g);

(m)           Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, reinsurance obligations, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practice (exclusive of obligations in respect of the payment for borrowed money);

(n)           Bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by the Company or any of its Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained;

(o)           Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the clauses of this Section 6.03; provided that such Indebtedness is not increased and is not secured by any additional assets;

(p)           Liens created pursuant to the Related Documents;

(q)           Liens in respect of property or assets of the Company or any of its Subsidiaries securing Indebtedness of the type described in clause (e) of the definition of “Permitted Indebtedness”;

(r)           Liens in respect of property or assets of the Company or any of its Subsidiary securing Indebtedness of the type described in clause (h) of the definition of “Permitted Indebtedness”; provided that the aggregate amount of the Indebtedness secured by such Liens shall not, when added to the aggregate amount of all outstanding obligations of the Company secured by Liens incurred pursuant to Section 6.03(v), exceed at any time 10% of Consolidated Net Worth of the Company at the time of incurrence of any new Liens under this clause (r);

(s)           Liens on assets received by or of the Company or its Subsidiaries and held in trust in respect of, or deposited or segregated to secure, liabilities assumed in the course of the reinsurance business or under any Insurance Contracts, Reinsurance Agreements, Fronting Arrangements or other indemnity arrangements entered in the ordinary course of business;

(t)           Liens on cash and securities securing Indebtedness under, or otherwise granted in accordance with the terms of, transactions in Capital Markets Products, (i) in the case of the Company, entered into in the ordinary course of business of the Company, and (ii) in the case of the Company or its Subsidiary, of the type described in clause (b) of the definition of “Permitted Indebtedness”; provided that the aggregate amount of cash and securities pledged under this clause (t) shall not exceed 10% of Consolidated Net Worth of the Company at the time of incurrence of any Liens under this clause (t);

(u)           Liens not securing indebtedness for borrowed money on cash and securities arising  in the ordinary course of business in connection with the structured risk insurance and reinsurance product lines of the Company and its Subsidiaries; and

(v)           in addition to the Liens described in clauses (a) through (u) above, Liens securing obligations of the Company; provided that the aggregate amount of the obligations secured by such Liens shall not, when added to the aggregate amount of outstanding Indebtedness incurred pursuant to clause (i) of the definition of “Permitted Indebtedness”, exceed at any time 20% of Consolidated Net Worth of the Company at the time of incurrence of any new Liens under this clause (v).

Notwithstanding anything to the contrary contained herein, the Company will not, and will not permit the Guarantor or any of their respective Subsidiaries to, create or suffer to exist any Lien upon or with respect to any of the Collateral, except for Liens granted under, or contemplated by, the Related Documents.

SECTION 6.04.  Indebtedness.  The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, or agree, become or remain liable (contingent or otherwise) to do any of the foregoing, except:

(a) Indebtedness under the Related Documents and other Indebtedness which is either pari passu with, or subordinated in right of payment to, the Obligations (it being understood that unsecured Indebtedness is not subordinate to secured Indebtedness solely because it is unsecured, and Indebtedness that is not guaranteed by a particular Person is not deemed to be subordinate to Indebtedness that is so guaranteed solely because it is not so guaranteed); and

(b)           Permitted Indebtedness.

SECTION 6.05.  Issuance of Stock.  The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly issue, sell, assign, pledge, or otherwise encumber or dispose of any shares of its preferred or preference equity securities or options to acquire preferred or preference equity securities, except the issuance of preferred or preference equity securities, so long as (i) (x) no part of such preferred or preference equity securities is mandatorily redeemable (whether on a scheduled basis or as a result of the occurrence of any event or circumstance) prior to the date occurring eighteen months after the Termination Date or (y) all such preferred or preference equity securities or options therefor are issued to and held by the Company and its Wholly-Owned Subsidiaries and (ii) such preferred or preference equity securities do not contain any financial performance related covenants or incurrence covenants which restrict the operations of the issuer thereof; provided that such preferred or preference securities may contain financial performance related covenants or incurrence covenants which are no more restrictive than the terms, provisions and covenants contained herein.

SECTION 6.06.  Dissolution.  The Company will not, and will not permit any of its Subsidiaries to, suffer or permit dissolution or liquidation either in whole or in part, except through corporate reorganization to the extent permitted by Section 6.02.

SECTION 6.07.  Restricted Payments.  The Company will not, and will not permit any of its Subsidiaries to, declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Company or to sell any Equity Interests therein (each of the foregoing a “Dividend” and, collectively, “Dividends”); provided that, so long as no Event of Default has occurred and is continuing or would result therefrom, this Section 6.07 shall not prohibit (a) the purchase, redemption, retirement, defeasement or other acquisition of Equity Interest of the Company in connection with the termination of employment of an employee of the Company or any of its Subsidiaries, (b) the issuance of Equity Interests in exchange for or cancellation of any Equity Interests of the Company, (c) the purchase, redemption, retirement, defeasement or other acquisition of Equity Interest issued by the Company with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests of the Company, (d) the declaration and dividend payments or other distributions payable solely in the common stock or other common Equity Interests of the Company, (e) the payment of cash Dividends in respect of Existing Preferred Stock, as and to the extent required by the respective Existing Preferred Stock Documents, (f) the declaration and dividend payments or other distributions by a Subsidiary of the Company payable to the Company or another wholly owned Subsidiary of the Company or (g) payments, loans or other similar transfers by the Company or any of its Subsidiaries to a wholly owned Subsidiary of the Company.

SECTION 6.08.  Transactions with Affiliates.  The Company will not, and will not permit any of its Subsidiaries to, enter into or be a party to, a transaction with any Affiliate of a Loan Party or any Subsidiary of a Loan Party (which Affiliate is not a Loan Party or a Subsidiary of a Loan Party), except (i) transactions with Affiliates on terms (x) no less favorable to such Loan Party or such Subsidiary than those that could have been obtained in a comparable transaction on an arm’s length basis from an unrelated Person or (y) approved by the audit committee or a majority of the disinterested members of the board of directors of such Loan Party, (ii) Dividends not prohibited by Section 6.07, (iii) fees and compensation paid to and indemnities provided on behalf of officers and directors of such Loan Party or any of its Subsidiaries as reasonably determined in good faith by the board of directors, the audit committee or senior management of such Loan Party, (iv) the issuance of common stock of such Loan Party and (v) transactions with Affiliates by a Regulated Insurance Company approved by its Applicable Insurance Regulatory Authority.

SECTION 6.09.  Maximum Leverage Ratio.  The Company will not permit the Guarantor’s Leverage Ratio at any time to be greater than 0.35:1.00.

SECTION 6.10.  Minimum Consolidated Tangible Net Worth.  The Company will not permit the Guarantor’s Consolidated Tangible Net Worth at any time to be less than $749,000,000.

SECTION 6.11.  Limitation on Certain Restrictions on Subsidiaries.  Except in accordance with Section 6.07, the Company will not, and will not permit its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by any Loan Party or any of their respective Subsidiaries, or pay any Indebtedness owed to any Loan Party or any of their respective Subsidiaries, (b) make loans or advances to any Loan Party or any of their respective Subsidiaries or (c) transfer any of its properties or assets to any Loan Party or any of their respective Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable Legal Requirements, including any Applicable Insurance Regulatory Authority, (ii) this Agreement and the other Related Documents, (iii) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of any Loan Party or any of their respective Subsidiaries, (iv) customary provisions restricting assignment of any licensing agreement (in which any Loan Party or any of their respective Subsidiaries is the licensee) or other contract (including leases) entered into by the any Loan Party or any of their respective Subsidiaries in the ordinary course of business, (v) restrictions on the transfer of any asset pending the close of the sale of such asset, (vi) restrictions on the transfer of any asset subject to a Lien permitted by Section 6.03, (vii) agreements entered into by a Regulated Insurance Company with an Applicable Insurance Regulatory Authority, (viii) customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person, (ix) restrictions on cash or other deposits or net worth imposed by customers under contracts (including Insurance Contracts, Fronting Arrangements and Reinsurance Agreements) entered into in the ordinary course of business, pursuant to an agreement or instrument relating to any Permitted Subsidiary Indebtedness of the type described in clause (d) of the definition thereof (1) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Issuing Bank than the encumbrances and restrictions contained in this Agreement or (2) if such encumbrance or restriction is not materially more disadvantageous to the Issuing Bank than is customary in comparable financings and such encumbrance or restriction will not materially affect the Company’s ability to make payments on the Obligations, (x) any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to in clause (ix) above; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions that those prior to such amendment or refinancing, and (xi) restrictions placed in accordance with the Segregated Account Companies Act 2000 of Bermuda on the transfer of any asset held, carried or deposited in a segregated account of a Protected Cell Company.

SECTION 6.12.  Private Act.  The Company will not, and will not permit the Guarantor or any of their respective Subsidiaries to, become subject to a Private Act.

SECTION 6.13.  Claims Paying Ratings.  The Company shall not permit at any time the financial strength rating of any Regulated Insurance Company which has a rating in effect  at any time on or after the Closing Date to be less than “A-” from A.M. Best & Co. (or its successor).

SECTION 6.14.  Defaults under ISA.  The Company shall not permit at any time that, following a violation of any provision of ISA, protective measures be taken by the Swiss Financial Market Supervisory Authority (FINMA) in accordance with Chapter 5, Section 2 of ISA.  The Company shall in addition not permit at any time its license to be suspended, limited, terminated or not renewed in accordance with the provisions of the Swiss Financial Market Supervisory Act of June 22, 2007 (FINMASA).

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01.  Events of Default.  The occurrence of any of the following events shall be an “Event of Default” hereunder:

(a)           Payments.  The Company shall (i) default in the payment when due of any Unpaid Drawing, or (ii) default, and such default shall continue for three (3) or more Business Days, in the payment when due of any interest on any Unpaid Drawing or any fees or any other amounts payable hereunder or pursuant to any other Related Document; or

(b)           Representations, etc. Any representation, warranty or statement made (or deemed made) by the Company herein or by any Loan Party in any other Related Document or in any certificate or statement delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

(c)           Covenants.  The Company shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 5.01, 5.05 (but only with respect to the first sentence thereof), 5.11 or Article VI, or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or any Related Document (other than those referred to in Section 7.01(a) or in subclause (i) above) and such default shall continue unremedied for a period of 10 days after written notice to the Company from the Issuing Bank; or

(d)           Default under other Agreements.  (a)  Any Loan Party or any of their respective Subsidiaries shall (i) default in any payment with respect to Indebtedness (other than obligation incurred under this Agreement or any other Related Document) in an amount in excess of 25% of total shareholder equity, individually or in the aggregate, for the Loan Parties and their respective Subsidiaries, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice of acceleration, or any lapse of time prior to the effectiveness of any notice of acceleration, is required), any such Indebtedness to become due prior to its stated maturity; or (b) Indebtedness of any Loan Party or any of their respective Subsidiaries in excess of $20,000,000 shall be declared to be due and payable or required to be prepaid, other than by a regularly scheduled required prepayment or as a mandatory prepayment (unless such required prepayment or mandatory prepayment results from a default thereunder or an event of the type that constitutes an Event of Default), prior to the stated maturity thereof; or

(e)           Bankruptcy, etc.  Any Loan Party or any of the Company’s Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against any Loan Party or any of the Company’s Subsidiaries and the petition is not controverted within 10 days, or is not dismissed within thirty (30) days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of any Loan Party or any of the Company’s Subsidiaries or any Loan Party or

any of the Company’s Subsidiaries commences (including by way of applying for or consenting to the appointment of, or the taking of possession by, a rehabilitator, receiver, custodian, trustee, conservator or liquidator (collectively, a “conservator”) of itself or all or any substantial portion of its property) any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, supervision, conservatorship or similar law of any jurisdiction or the Swiss Bankruptcy and Debt Collection Act, Swiss Company Law or the Bermuda Companies Law whether now or hereafter in effect relating to any Loan Party or any of the Company’s Subsidiaries; or any such proceeding is commenced against (a) any Regulated Insurance Company which is engaged in the business of underwriting insurance and/or reinsurance, or (b) any Loan Party or any of the Company’s Subsidiaries, and in the case of either clause (a) or (b) such proceeding is not controverted within ten (10) days, or is not dismissed within thirty (30) days; or any Loan Party or any of the Company’s Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or (x) any Regulated Insurance Company which is engaged in the business of underwriting insurance and/or reinsurance suffers any appointment of any conservator or the like for it or any substantial part of its property, or (y) any Loan Party or any of the Company’s Subsidiaries suffers any appointment of any conservator or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of thirty (30) days; or any Loan Party or any of the Company’s Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by any Loan Party or any of the Company’s Subsidiaries for the purpose of effecting any of the foregoing; or

(f)           ERISA.  (i) An event or condition specified in Section 5.07 shall occur or exist with respect to any Plan or Multiemployer Plan or Foreign Pension Plan, (ii) the Company, any of its Subsidiaries or any of its ERISA Affiliates shall fail to pay when due any amount which they shall have become liable to pay to the PBGC or to a Plan or a Multiemployer Plan under Title IV of ERISA, or (iii) a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan must be terminated, and as a result of such event, failure or condition, together with all such other events, failures or conditions, the Company, any of its Subsidiaries or any of its ERISA Affiliates shall be reasonably likely to incur a liability to a Plan, a Multiemployer Plan, a Foreign Pension Plan or PBGC (or any combination of the foregoing) in an aggregate amount of $20,000,000 or more; or

(g)           Judgments.  One or more judgments or decrees shall be entered against any Loan Party or any of the Company’s Subsidiaries involving a liability, net of undisputed insurance and reinsurance, of $20,000,000 or more in the case of any one such judgment or decree or in the aggregate for all such judgments and decrees for any Loan Party or any of the Company’s Subsidiaries and any such judgments or decrees shall not have been vacated, discharged, satisfied, stayed or bonded pending appeal within thirty (30) days from the entry thereof; or

(h)           Insurance Licenses.  Any one or more Insurance Licenses of any Regulated Insurance Company shall be suspended, limited or terminated or shall not be renewed, or any other action shall be taken by any Governmental Authority, and such suspension, limitation, termination or non-renewal could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; or

(i)           Change of Control.  A Change of Control shall occur; or

(j)           Security Documents.  The Account Control Agreement shall cease to be in full force and effect, or shall cease to give the Issuing Bank the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a first priority security interest in, and Lien on, all of the Collateral subject thereto, in favor of the Issuing Bank, superior to and prior to the rights of all third Persons and subject to no other Liens); or any Loan Party or any other pledgor thereunder shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Account Control Agreement; or

(k)           Guaranty.  The Guaranty or any provision thereof shall cease to be in full force or effect, or any Person acting by or on behalf of the Guarantor shall deny or disaffirm the Guarantor’s obligations under the Guaranty, or the Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Guaranty; or

(l)           Issuing of measures by FINMA.  The issuing of any protective measures by FINMA in accordance with Chapter 5, Section 2 of ISA or the suspension, limitation, termination or non-renewal by FINMA of the Company's license in accordance with the provisions of FINMASA, and such protective measures or license suspension, limitation, termination or non-renewal could reasonably be expected to have a Material Adverse Effect.

SECTION 7.02.  Remedies.  If there shall occur and be continuing any Event of Default, the Issuing Bank may (a) by notice to the Company, declare the obligation of the Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, (b) by notice to the Company, declare all the Obligations payable under this Agreement to be forthwith due and payable, whereupon the Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company, (c) terminate the Letters of Credit as provided therein, and (d) apply any and all funds and other Collateral held in the Account in accordance with Section 2.03(b); provided, however, that upon the occurrence of the Event of Default specified in Section 7.01(e), (i) the obligation of the Issuing Bank to issue Letters of Credit shall automatically be terminated and (ii) the Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Company.  In addition to the remedies set forth above, the Issuing Bank may exercise any remedies provided for by the other Related Documents in accordance with the terms thereof or any other remedies provided by applicable law.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01.  Amendments, Etc.  No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Issuing Bank and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 8.02.  Notices, Etc.  All notices and other communications provided for hereunder or under any other Related Document shall be in writing (including telecopier or telex communication) and mailed, telecopied or telexed to it, if to the Company, at its address at Rue du College 1, CH-1920 Martigny, Switzerland, Attention: Martin Martinelli, Chief Counsel (facsimile: +41 27 721 0011), email: mmartinelli@flagstonere.bm; if to the Guarantor, at its address at 23 Church Street, Hamilton HM 11 Bermuda , Attention:

William F. Fawcett, General Counsel (facsimile: +1 441 296 9879), email: wfawcett@flagstonere.bm; and if to the Issuing Bank, at its address at 787 Seventh Avenue, New York, New York 10019, Attention: Indra Kish, Director (facsimile: (212) 841-2533), email: indra.kish@us.bnpparibas.com with a copy to BNP Paribas, c/o BNP Paribas RCC, Inc., at its address at Newport Tower, Suite 188, 525 Washington Boulevard, Jersey City, New Jersey 07310, Attention: Maria Albuquerque and Robert Bruce (facsimile: (201) 850-4021, email: maria.albuquerque@us.bnpparibas.com and robert.bruce@us.bnpparibas.com) or, as to each party, at such other address as shall be designated by such party in a written notice to the other party.  All such notices and communications shall, when mailed, emailed, telecopied or telexed be effective when deposited in the mails, emailed, telecopied or confirmed by telex answerback, respectively, addressed as aforesaid, except that notices to the Issuing Bank pursuant to the provisions of Article II shall not be effective until received by the Issuing Bank.

SECTION 8.03.  No Waiver; Remedies.  No failure on the part of the Issuing Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04.  Right of Set-off.

(a)           Upon the occurrence and during the continuance of any Event of Default, the Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) including, without limitation, any and all cash held in the Account, at any time held and other indebtedness at any time owing by the Issuing Bank to or for the credit or the account of the Company against any and all of the Obligations of the Company now or hereafter existing under this Agreement, whether or not the Issuing Bank shall have made any demand hereunder and although such Obligations may be contingent or unmatured.

(b)           The Issuing Bank agrees promptly to notify the Company after any such set-off and application referred to in clause (a) above; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Issuing Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Issuing Bank may have.

SECTION 8.05.  Indemnification.

(a)           The Company hereby indemnifies and holds the Issuing Bank harmless from and against any and all claims, damages, losses, liabilities, costs or expenses which the Issuing Bank may incur or which may be claimed against the Issuing Bank by any Person by reason of or in connection with the execution and delivery of this Agreement or any of the other Related Documents or the transfer of, or payment or failure to make payment under, any Letter of Credit; provided that the Company shall not be required to indemnify the Issuing Bank pursuant to this Section 8.05 for any claims, damages, losses, liabilities, costs or expenses to the extent caused by the Issuing Bank’s grossly negligent or willful failure to make lawful payment under such Letter of Credit after the presentation to it by the Beneficiary of such Letter of Credit of a draft and certificate strictly complying with the terms and conditions of such Letter of Credit.

(b)           Nothing in this Section 8.05 is intended to limit the Company’s obligations contained in Article II.  Without prejudice to the survival of any other obligation of the Company hereunder, the indemnities and obligations of the Company contained in this Section 8.05 shall survive the payment in full of amounts payable pursuant to Article II and the termination of the Letters of Credit.

SECTION 8.06.  No Liability of the Issuing Bank.  The Company assumes all risks of the acts or omissions of the Beneficiary of any Letter of Credit with respect to its use of such Letter of Credit.  Neither the Issuing Bank nor any of its officers or directors shall be liable or responsible for:  (a) the use which may be made of any Letter of Credit or any acts or omissions of the Beneficiary in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Issuing Bank against presentation of documents that do not strictly comply with the terms of any Letter of Credit, including failure of any documents to bear any reference or adequate reference to any Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Company shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to the Company, to the extent of any direct, but not consequential, damages suffered by the Company which the Company proves were caused by the Issuing Bank’s grossly negligent or willful failure to make lawful payment under such Letter of Credit after the presentation to it by the Beneficiary of a draft and certificate strictly complying with the terms and conditions of such Letter of Credit.  In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

SECTION 8.07.  Sales of Participations.  The Issuing Bank may grant participations under this Agreement, the other Relevant Documents and the Letters of Credit (each person to which a participation is granted being called a “Participant”) and in such event the Issuing Bank will in its own name and as agent for any Participant, enforce all rights and interest of any Participant under this Agreement, and accept all performances required of the Company under this Agreement; provided that in the event that a claim for compensation is made pursuant to Section 2.04(e) on behalf of a Participant, the Company shall have the right, with the assistance of the Issuing Bank, to seek a substitute participant or participants, satisfactory to the Issuing Bank, to assume the participation of such Participant.

SECTION 8.08.  Costs, Expenses and Taxes.

(a)           The Company agrees to pay on demand all reasonable costs and expenses in connection with the preparation, execution, delivery, filing, recording, administration, modification and amendment of this Agreement, the other Related Documents and any other documents which may be delivered in connection hereto or thereto, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Issuing Bank, and local counsel who may be retained by said counsel, with respect thereto and with respect to advising the Issuing Bank as to its rights and responsibilities under this Agreement.  The Company further agrees to pay on demand all costs and expenses (including reasonable counsel fees and expenses) in connection with (i) the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and such other documents which may be delivered in connection with this Agreement, including, without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights under this Section 8.08, or (ii) any action or proceeding relating to a court order, injunction, or other process or decree restraining or seeking to restrain the Issuing Bank from paying any amount under any Letter of Credit.  In addition, the Company shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement or the Letters of Credit or any such other documents, and agrees to save the Issuing Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

SECTION 8.09.  Binding Effect.  This Agreement shall become effective when it shall have been executed by the Company and the Issuing Bank and thereafter shall be binding upon and inure to the benefit of the Company and the Issuing Bank and their respective successors and assigns, except that the Company shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Issuing Bank.  The Issuing Bank may assign to any financial institution all or any part of, or any interest (undivided or divided) in, the Issuing Bank’s rights and benefits under this Agreement, and to the extent of that assignment such assignee shall have the same rights and benefits against the Company hereunder as it would have had if such assignee were the Issuing Bank issuing or paying under any Letter of Credit hereunder.

SECTION 8.10.  Severability.  Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

SECTION 8.11.  Certain Instructions Regarding Account.  The Issuing Bank hereby agrees that, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, during the ten-Business Day period following the date on which fees are payable pursuant to Section 2.02(a), (b) and (c), upon the written request of the Company, the Issuing Bank will release to the Company funds in the Account in an amount not to exceed interest earned on Collateral credited to the Account; provided, however, that in no circumstance shall the Issuing Bank be required at any time to release funds in the Account in an amount that would reduce the available balance in the Account to be less than the sum of (x) the aggregate undrawn Stated Amount of the Letters of Credit plus (y) the aggregate drawn but unreimbursed amount of the Letters of Credit.

SECTION 8.12.  GOVERNING LAW, JURISDICTION, SERVICE OF PROCESS, WAIVER OF SOVEREIGN IMMUNITY, WAIVER OF JURY TRIAL.  (a)  THIS AGREEMENT AND THE OTHER RELATED DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.  BY ITS EXECUTION HEREOF, THE GUARANTOR SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE RELATED DOCUMENTS AND HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY THE APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING.

(b)           THE COMPANY HEREBY IRREVOCABLY APPOINTS CT CORPORATION SYSTEM (THE “SERVICE OF PROCESS AGENT”) WITH AN OFFICE ON THE DATE HEREOF AT 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011  USA, AS ITS AGENT TO RECEIVE ON ITS BEHALF AND ITS PROPERTY SERVICE OF COPIES OF ANY SUMMONS AND COMPLAINT AND ANY OTHER PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING.  SUCH SERVICE MAY BE MADE BY MAILING OR DELIVERING A COPY OF SUCH PROCESS TO THE COMPANY IN CARE OF THE SERVICE OF PROCESS AGENT AT THE SERVICE OF PROCESS AGENT’S ABOVE ADDRESS, AND THE COMPANY HEREBY IRREVOCABLY AUTHORIZES AND DIRECTS THE SERVICE OF PROCESS AGENT TO ACCEPT SUCH SERVICE ON ITS BEHALF. AS AN ALTERNATIVE METHOD OF SERVICE, THE COMPANY ALSO IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO THE COMPANY AT ITS ADDRESS SET FORTH HEREIN.  THE COMPANY AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PERMITTED BY LAW.  NOTHING IN THIS SECTION SHALL AFFECT THE RIGHTS OF THE ISSUING BANK TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE ISSUING BANK TO BRING ANY ACTION OR PROCEEDING AGAINST THE COMPANY OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.

(c)           The rules of the “International Standby Practices 1998” published by the Institute of International Banking Law and Practice or the "Uniform Customs and Practice for Documentary Credits" issued by the International Chamber of Commerce, Publication No. 600 (2008 revision)(in each case, or such later supplement thereto or revision thereof as shall be in effect at the time of issuance of a Letter of Credit) as mutually agreed by the Issuing Bank and the Company, shall apply to each Letter of Credit, except to the extent otherwise set forth therein.

(d)           To the extent that the Company may be entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to any Related Document, to claim for itself or its revenues, assets or properties any immunity from suit, the jurisdiction of any court, attachment prior to judgment, attachment in aid of execution of a judgment, set-off, execution of a judgment or any other legal process, and to the extent that in any such jurisdiction there may be attributed such immunity (whether or not claimed), the Company irrevocably agrees not to claim and hereby irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction and hereby agrees that the foregoing waiver shall be enforced to the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States of America, as amended, and is intended to be irrevocable for the purpose of such act.

(e)           EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THE RELATED DOCUMENTS.

(f)           All amounts due to the Issuing Bank under this Agreement or any other Related Document shall be paid in United States Dollars in immediately available funds without offset, deduction or counterclaim. Any payment made to or received by the Issuing Bank in a currency (the “Relevant Currency”) other than United States Dollars pursuant to a judgment or order of a court or tribunal of any jurisdiction or otherwise shall constitute a payment of such amount only to the extent of the amount in United States Dollars which the Issuing Bank is able, on the date of receipt by the Issuing Bank of such payment in the Relevant Currency (or, in the case of any such date which is not a Business Day, on the next succeeding Business Day), to purchase with the amount so received by the Issuing Bank on such date taking into account the costs of any such purchase and any fees, commissions or brokerage payable in connection therewith.  If the amount of United States Dollars which the Issuing Bank is so able to purchase is less than the amount expressed to be due hereunder, the Company shall indemnify and hold the Issuing Bank harmless against any loss or damage sustained or incurred by it or arising as a result.  If the amount in United States Dollars so purchased exceeds the sum originally due to the Issuing Bank the Issuing Bank shall remit such excess less any other amounts due and owing under the Related Documents.

(g)           If the Company is not able to so tender United States Dollars as a result of the adoption of a law, decree, regulation, judicial or arbitration decision, the taking of any action by a governmental authority or the occurrence of any other circumstance which in any such case prohibits, prevents or limits the payment of United States Dollars, the Company shall, during the continuance of such prohibition or restriction, make payments hereunder in United States Dollars (y) by purchasing with Relevant Currency, U.S. Government Security or any other United States Dollar-denominated public or private securities issued in the Relevant Country, and transferring and selling the same outside the Relevant Country for United States Dollars, as determined by the Issuing Bank, or (z) by any other lawful mechanism for the acquisition of United States Dollars, at the option of the Company.  No form of payment shall be deemed to constitute payment until receipt by the Issuing Bank of the full amount of United States Dollars due under the Related Documents.  All costs, expenses and taxes payable in connection with compliance with this paragraph shall be for the account of the Company.

SECTION 8.13.  Confidentiality.  The Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under any other Related Document or any action or proceeding relating to this Agreement or any other Related Document or the enforcement of rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations or (iii) any insurance or reinsurance broker or insurer or reinsurer in connection with any actual or prospective credit insurance transaction related to this Agreement, (f) with the consent of the Company or (g) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Issuing Bank or any of its Affiliates on a nonconfidential basis from a source other than the Company.

For purposes of this Section, “Information” means all information received from any Loan Party or any of their respective Subsidiaries relating to any Loan Party or any of their respective Subsidiaries or any of their respective businesses, other than any such information that is available to the Issuing Bank on a nonconfidential basis prior to disclosure by any Loan Party or any of their respective Subsidiaries; provided that, in the case of information received from any Loan Party or any of their respective Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 8.14.  Headings.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

SECTION 8.15.  USA Patriot Act.  The Issuing Bank hereby notifies the Company and the Guarantor that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow the Issuing Bank to identify each Loan Party in accordance with the Patriot Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

FLAGSTONE REASSURANCE SUISSE SA, as the Company

By:
Name
Title

By:
Name
Title

BNP PARIBAS, as the Issuing Bank

By:
Name
Title

By:
Name
Title